MCMORAN EXPLORATION CO. ANNOUNCES
     EXTENSION OF SULPHUR UNIT CREDIT FACILITY MATURITY AND
                PROGRESS ON TRANSACTION WITH OSFI

NEW ORLEANS, LA, March 11, 2002 - McMoRan Exploration Co. (NYSE:MMR) today announced that its wholly owned subsidiary, Freeport-McMoRan Sulphur LLC (FSC), and the banks participating in its bank credit facility have agreed to extend the maturity of the facility. Following documentation now being completed by its banks, FSC anticipates the facility will be extended through April 3, 2002, with a further extension through May 31, 2002, upon the completion of a purchase and sale agreement for its sulphur transportation and logistics assets.

     As previously announced, FSC is pursuing the establishment of a new sulphur services joint venture which would acquire FSC's sulphur transportation and logistics assets. FSC would use the proceeds from the joint venture's purchase of its assets to repay borrowings outstanding under its bank credit facility, which currently total $57 million. Availability under the credit facility is $58.5 million.

     FSC's recent progress in completing long-term, service agreements representing approximately 60 percent of the joint venture's initial targeted business activities is an important positive development for the completion of the joint venture formation. These contracts would generate annual revenues of approximately $27 million during the initial three years of the joint venture's operations, $21 million of revenues for years four through seven and $14 million for years eight through ten. FSC has made significant progress in recent discussions with several potential acquirers of its assets and in establishing attractive financing for the joint venture including the recently approved Industrial Revenue Bonds. FSC is working with a group of commercial banks to provide credit support required for the issuance of the bonds and is also pursuing opportunities that would provide tax exempt financing for the joint venture.

     McMoRan also separately announced today that it is proceeding with its previously announced agreement with Offshore Specialty Fabricators Inc. (OSFI) to convey all of FSC's rights, title and interest in its Main Pass 299 sulphur and oil leases and other consideration, including the living quarters removed last year from Main Pass 299, a marine vessel and a base at Venice, Louisiana. OSFI has agreed to reclaim the Main Pass 299 facilities and the inactive platform at the Caminada mine/ Grand Isle site. FSC has received lender consent for the transaction and approvals from its Caminada partner. This transaction would satisfy all reclamation requirements, estimated to be approximately $45 million, for FSC to Minerals Management Services (MMS) in the offshore Gulf of Mexico. OSFI has begun initial abandonment work at Caminada and expects to complete the work in the second quarter.

     Because of the progress in completing the transaction with OSFI, MMS has extended the time for FSC to satisfy the bonding requirements from March 5, 2002 to June 27, 2002 to allow for completion of the OSFI transaction.

     In addition, McMoRan is engaged in positive discussions which it anticipates will result in additional capital for its future oil and gas exploration activities.

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, processing and marketing of sulphur. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").


Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, formation and future estimated revenues of the sulphur services joint venture, the OSFI transaction, and future financing activities. Important factors that could cause actual results to differ materially from our expectations include the ability to form the proposed sulphur services joint venture and generate the estimated revenues, the ability to extend the maturity of the sulphur bank credit facility further or to repay the obligation, the ability to close the OSFI transaction, the ability of the OSFI transaction to satisfy MMS bonding requirements, the availability of financing, the ability to satisfy future cash obligations and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.